Exhibit 99.1

DREAMS TRANSITIONS TO REGIONS BANK

PLANTATION, FL., Dreams, Inc. (NYSE Amex: DRJ) announced today that it received a commitment from Regions Bank (the “Bank”) to provide a $20 million senior secured credit facility for Dreams, Inc. and its subsidiaries (the “Facility”). The Facility is subject to execution of a definitive agreement between Dreams and the Bank, which agreement shall contain customary terms and provisions.

In addition, Dreams received and executed an initial 15-day extension, to July 15, 2010, of its existing senior secured credit facility with Comerica Bank (the “Comerica Facility”). The Comerica Facility was extended on the same terms and conditions as currently in place. Dreams will pay a $10,000 Bank fee and reimburse Comerica for legal fees in connection with documenting the extension. There were no modifications to the terms and conditions of this credit facility, other than the extension.

DREAMS, INC. trades under the ticker symbol: NYSE Amex: DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: cberg@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Comerica Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the Company.